Exhibit 99.4

CONSENT OF RBC CAPITAL MARKETS, LLC

The Board of Directors

Carrizo Oil & Gas, Inc.

500 Dallas Street, Suite 2300

Houston, Texas 77002

The Board of Directors:

We understand that Carrizo Oil & Gas, Inc. (the “Company”) has determined to include our opinion letter (the “Opinion”), dated July 13, 2019 to the Board of Directors of the Company in Amendment No. 2 to its Registration Statement (File No. 333-233366) on Form S-4 (the “Registration Statement”) solely because such Opinion is included in the Company’s joint proxy statement/prospectus which forms a part of the Registration Statement to be delivered to the Company’s shareholders in connection with the proposed merger involving the Company and Callon Petroleum Company.

In connection therewith, we hereby consent to the inclusion of our Opinion as Annex D thereto, and references thereto under the headings “Summary—Opinions of Carrizo’s Financial Advisors—RBC Capital Markets, LLC”; “Risk Factors—Risks Relating to the Merger”; “The Merger—Background of the Merger”; “The Merger—Recommendation of the Carrizo Board and Reasons for the Merger”; “The Merger—Certain Carrizo Unaudited Prospective Financial and Operating Information”; and “The Merger—Opinions of Carrizo’s Financial Advisors—Opinion of RBC Capital Markets, LLC” in the joint proxy statement/prospectus which form a part of the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC Capital Markets, LLC

RBC CAPITAL MARKETS, LLC

October 4, 2019